Exhibit 99.1

®

N E W S   R E L E A S E

Atmel Reports Fourth Quarter and Full Year 2011 Financial Results

Full Year 2011 Revenue of $1,803 Million, Up 10%

Record 2011 Microcontroller Revenue of $1,114 Million, Up 25%

Full Year Gross Margin of 50.4%

Full Year 2011 Net Income of $315 Million (Non-GAAP: $438 Million) or $0.68 Per Diluted Share (Non-GAAP: $0.92 Per Diluted Share)

SAN JOSE, CA, February 8, 2012 — Atmel® Corporation (Nasdaq: ATML), a leader in microcontroller and touch solutions, today announced financial results for its fourth quarter and full year ended December 31, 2011.

	GAAP			Non-GAAP
	Q4 2011	Q3 2011	Q4 2010	Q4 2011	Q3 2011	Q4 2010
Net Revenues	$383.6	$479.4	$457.8	$383.6	$479.4	$457.8
Gross margin	48.1%	50.1%	49.5%	48.7%	50.4%	50.0%
Operating margin	12.8%	29.2%	20.5%	17.9%	25.9%	24.5%
Net income	$32.9	$116.7	$223.1	$67.5	$124.0	$119.2
Diluted EPS	$0.07	$0.25	$0.47	$0.14	$0.26	$0.25

(In millions, except earnings per diluted share and percentages)

Revenue for the fourth quarter of 2011 was $383.6 million, a 20% decrease compared to  $479.4 million for the third quarter of 2011, and 16% lower compared to $457.8 million for the fourth quarter of 2010.  GAAP net income totaled $32.9 million or $0.07 per diluted share for the fourth quarter of 2011. This compares to $116.7 million or $0.25 per diluted share for the third quarter of 2011.  Included in net income for the third quarter was a $33.4 million gain from the sale of the company’s corporate headquarters.  The fourth quarter 2011 net income of $32.9 million or $0.07 per diluted share compares to net income of $223.1 million or $0.47 per diluted share for the fourth quarter of 2010, which included $118.1 million, or $0.25 per diluted share, primarily from releasing reserves for deferred tax assets. For the full year of 2011, net

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income was $315.0 million or $0.68 per diluted share, compared to net income of $423.1 million or $0.90 per diluted share for 2010.

Non-GAAP net income for the fourth quarter of 2011 totaled $67.5 million or $0.14 per diluted share, compared to non-GAAP net income of $124.0 million or $0.26 per diluted share in the third quarter of 2011, and non-GAAP net income of $119.2 million or $0.25 per diluted share for the year-ago quarter.  For the full year 2011, non-GAAP net income increased 55% to $438.0 million or $0.92 per diluted share, compared to $283.3 million or $0.59 per diluted share for 2010.  Refer to the non-GAAP reconciliation table included in this release for more details.

GAAP gross margin was 48.1% in the fourth quarter of 2011, as compared to 50.1% in the third quarter of 2011 and 49.5% in the fourth quarter of 2010. For the full year 2011, GAAP gross margin increased to 50.4%, compared to 44.3% for 2010.  Non-GAAP gross margin was 48.7% in the fourth quarter of 2011, which compares to 50.4% in the immediately preceding quarter and 50.0% in the fourth quarter of 2010.  For the full year 2011, non-GAAP gross margin improved to 50.8% compared to 44.8% for 2010.

For the full year 2011, revenue increased 10% to $1.80 billion, compared to $1.64 billion for 2010. Adjusting for the divestiture of the company’s Smart Card business that occurred at the end of the third quarter of 2010, full year 2011 revenue increased 15% from 2010.

“Despite the macroeconomic headwinds that affected the entire industry in the fourth quarter, I’m pleased with the overall results and progress we made across all of our business segments during 2011,” said Steve Laub, Atmel’s President and Chief Executive Officer. “We remain confident that our long-term strategy, exceptional product portfolio, and the recent launch of our new maXTouch “S” series, will enable us to resume accelerated growth rates.”

Fourth quarter 2011 income from operations on a GAAP basis was $49.0 million or 12.8% of revenue, compared with $140.2 million or 29.2% of revenue for the third quarter of 2011 and $93.8 million or 20.5% of revenue for the fourth quarter of 2010. Fourth quarter 2011 income from operations included a $1.1 million restructuring credit and $2.3 million in acquisition related charges, while third quarter 2011 income from operations included a $33.4 million gain from the sale of our corporate headquarters and $1.0 million acquisition related charges, and fourth quarter 2010 income from operations included $1.6 million restructuring charges and $1.2 million of acquisition related charges. The 2011 GAAP full year income from operations was $382.0 million compared to $107.5 million for 2010.

Non-GAAP income from operations in the fourth quarter of 2011 was $68.7 million or 17.9% of revenue, compared to third quarter non-GAAP income from operations of $124.2 million or 25.9% of revenue, and fourth quarter 2010 non-GAAP income from operations of $112.2 million or 24.5% of revenue.  For the full year of 2011, non-GAAP income from operations was $440.3 million compared to $287.5 million for 2010.

Income tax provision, on a GAAP basis, totaled $14.4 million for the fourth quarter of 2011. This compares to an income tax provision of $23.2 million for the third quarter of 2011 and a tax benefit of $133.1 million for the fourth quarter of 2010.  During 2010, the company favorably settled tax audits and released reserves for deferred tax assets which contributed $247.9 million of the total tax benefit recorded for the year.  Non-GAAP income tax benefit during the fourth quarter of 2011 was $0.5 million compared to $0 for the third quarter 2011. For the full year 2011, non-GAAP tax provision was $1.5 million.

Cash provided from operations totaled approximately $43.4 million for the fourth quarter of 2011, compared to $61.1 million for the third quarter of 2011 and $84.6 million for the fourth quarter of 2010.   Combined cash balances (cash and cash equivalents plus short-term investments) totaled $332.5 million at the end of the fourth quarter of 2011, after spending $135.2 million during the quarter on stock repurchases.

Operational and Company Highlights

•                  2011 full year revenue increased 15%, adjusting for the Smart Card divestiture

•                  Calendar 2011 microcontroller revenue increased 25% to $1.1 billion

•                  maXTouch revenue exceeded $375 million for 2011

•                  Record full year 2011 gross margin of 50.4%

•                  2011 operating cash flow of $221 million

•                  Repurchased 28.8 million shares of common stock in the open market at an average price of $10.57 per share during 2011.

Product Highlights

•                  Atmel launches next generation maXTouch S Series touch controllers extending Atmel’s superior technology lead with ground breaking performance in smartphones, tablets and ultrabooks

•                  Recent maXTouch smartphone introductions include: Samsung’s Focus Flash and Focus S , Nokia’s Lumia 710 and 800 smartphones, LG’s Optimus Sol and Optimus HUB, HTC’s Sensation XL, Motorola’s XT615 and VE538, Pantech’s Vega LTE, Fujitsu’s Arrows ESIS12F and uF07D,  and KT Tech’s Take HD

•                  Product introductions from new Chinese smartphone customers include: ZTE, Xiaomi, OPPO Electronics, BBK Communications, DOOV Mobile, and Gionee Communication

•                  Atmel’s new single-chip maXTouch S Series selected as the touch controller for multiple Window’s 8 reference designs

•                  Partner with Nvidia for Android 4.0 (Ice Cream Sandwich) reference design

•                  New tablets powered by maXTouch include: Samsung’s Slate PC, Asus’ Eee Pad Transformer Prime TF201, Acer’s Iconia Tab A200, and Pantech’s Element

•                  maXTouch powers touch for new Sony PlayStation Vita gaming console

•                  Atmel releases 13 new 32-bit AVR® UC3 devices which offer ultra-low power, integrated capacitive touch, USB connectivity and secure encryption

•                  Atmel received two leading microcontroller product awards from EDN China

Stock Repurchase

During the fourth quarter of 2011, Atmel repurchased 14.9 million shares of its common stock in the open market at an average price of $9.04 per share.

Non-GAAP Metrics

Non-GAAP net income excludes charges related to restructuring activities, acquisitions, gain or loss on sale of assets, stock-based compensation, asset impairment charges, pension charges related to the sale of the company’s fabs, as well as the non-GAAP income tax adjustment and other non-recurring income tax items. A reconciliation of GAAP results to non-GAAP results is included following the financial statements below.

Conference Call

Atmel will hold a teleconference at 2:00 p.m. PT today to discuss the fourth quarter 2011 financial results. The conference call will be webcast live and can also be monitored by dialing 1-800-374-0405 or 1-706-758-4519. The conference ID number is 34707201 and participants are encouraged to initiate their calls 10 minutes prior to the 2 p.m. PT start time to ensure a timely connection. The webcast and earnings release will be accessible at http://www.atmel.com/ir/ and will be archived for 12 months.

A replay of the February 8, 2012 conference call will be available the same day at approximately 5:00 p.m. PT and will be archived for 48 hours. The replay access numbers are 1-800-585-8367 within the U.S. and 1-404-537-3406 for all other locations. The access code is 34707201.

About Atmel

Atmel is a worldwide leader in the design and manufacture of microcontrollers, capacitive touch solutions, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry’s broadest intellectual property (IP) technology portfolios, Atmel is able to provide the electronics industry with complete system solutions focused on industrial, consumer, communications, computing and automotive markets. © 2012 Atmel Corporation. Atmel®, Atmel logo and combinations thereof, and others are registered trademarks or trademarks of Atmel Corporation or its subsidiaries. Other terms and product names may be trademarks of others.

Safe Harbor for Forward-Looking Statements

Information in this release regarding Atmel’s forecasts, business outlook, expectations and beliefs are forward-looking statements that involve risks and uncertainties. These statements may include comments about our future operating and financial performance, including our outlook for 2012, our expectations regarding market share and product revenue growth, and Atmel’s strategies. All forward-looking statements included in this release are based upon information available to Atmel as of the date of this release, which may change. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include, without limitation, general economic conditions (including solvency issues affecting various European countries); the inability to realize the anticipated benefits of transactions related to acquisitions,  restructuring activities or other initiatives in a timely manner or at all; the impact of competitive products and pricing; timely design acceptance by our customers; timely introduction of new products and technologies; ability to ramp new products into volume production; industry wide shifts in supply and demand for semiconductor products; industry and/or company overcapacity or undercapacity; financial stability in foreign markets and the impact of foreign exchange rates; adverse changes in tax laws; unanticipated costs and expenses or the inability to identify expenses which can be eliminated; the market price or volatility of our common stock; compliance with U.S. and international laws and regulations by us and our distributors; ability to protect our intellectual property rights; litigation (including intellectual property litigation in which we may be involved or in which our customers may be involved, especially in the mobile device sector), and the possible unfavorable results of legal proceedings; and other risks detailed from time to time in Atmel’s SEC reports and filings, including our Form 10-K for the year ended December 31, 2010, filed on March 1, 2011, and our subsequent Form 10-Q reports. Atmel assumes no obligation and does not intend to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Peter Schuman

Director, Investor Relations

(408) 518-8426

###

Atmel Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2011	2011	2010	2011	2010

Net revenues	$383,609	$479,375	$457,806	$1,803,053	$1,644,060

Operating expenses
Cost of revenues	198,952	238,984	231,161	894,820	915,876
Research and development	63,669	64,160	60,401	255,653	237,812
Selling, general and administrative	70,817	68,467	69,688	280,410	264,296
Acquisition-related charges	2,339	1,019	1,167	5,408	1,600
Restructuring (credits) charges	(1,146)	—	1,590	20,064	5,253
Asset impairment charges	—	—	—	—	11,922
(Gain) loss on sale of assets	—	(33,428)	—	(35,310)	99,767
Total operating expenses	334,631	339,202	364,007	1,421,045	1,536,526
Income from operations	48,978	140,173	93,799	382,008	107,534

Interest and other (expense) income, net	(1,736)	(264)	(3,838)	(818)	8,818
Income before income taxes	47,242	139,909	89,961	381,190	116,352
(Provision for) benefit from income taxes	(14,381)	(23,203)	133,130	(66,200)	306,723
Net income	$32,861	$116,706	$223,091	$314,990	$423,075

Basic net income per share:
Net income	$0.07	$0.25	$0.49	$0.69	$0.92
Weighted-average shares used in basic net income per share calculations	451,582	457,721	457,311	455,629	458,482
Diluted net income per share:
Net income	$0.07	$0.25	$0.47	$0.68	$0.90
Weighted-average shares used in diluted net income per share calculations	456,514	466,862	471,369	462,673	469,580

Atmel Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2011	December 31, 2010
Current assets
Cash and cash equivalents	$329,431	$501,455
Short-term investments	3,079	19,574
Accounts receivable, net	212,929	231,876
Inventories	377,433	276,650
Prepaids and other current assets	116,929	123,620
Total current assets	1,039,801	1,153,175
Fixed assets, net	257,070	260,124
Goodwill	67,662	54,676
Intangible assets, net	20,594	17,603
Other assets	141,471	164,464
Total assets	$1,526,598	$1,650,042

Current liabilities
Trade accounts payable	76,445	160,011
Accrued and other liabilities	207,118	217,985
Deferred income on shipments to distributors	47,620	66,708
Total current liabilities	331,183	444,704
Other long-term liabilities	112,971	152,282
Total liabilities	444,154	596,986

Stockholders’ equity	1,082,444	1,053,056
Total liabilities and stockholders’ equity	$1,526,598	$1,650,042

ATMEL CORPORATION

RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES

(in thousands, except per-share data)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2011	2011	2010	2011	2010

GAAP gross profit	$184,657	$240,391	$226,645	$908,233	$728,184
Stock-based compensation expense	2,057	1,143	2,202	7,840	8,159
Non-GAAP gross profit	$186,714	$241,534	$228,847	$916,073	$736,343

GAAP research and development expense	$63,669	$64,160	$60,401	$255,653	$237,812
Stock-based compensation expense	(6,591)	(5,557)	(5,479)	(22,916)	(19,324)
Non-GAAP research and development expense	$57,078	$58,603	$54,922	$232,737	$218,488

GAAP selling, general and administrative expense	$70,817	$68,467	$69,688	$280,410	$264,296
Stock-based compensation expense	(9,873)	(9,758)	(7,958)	(37,369)	(33,027)
Non-GAAP selling, general and administrative expense	$60,944	$58,709	$61,730	$243,041	$231,269

GAAP operating income	$48,978	$140,173	$93,799	$382,008	$107,534
Stock-based compensation expense	18,521	16,458	15,639	68,125	60,510
Acquisition-related charges	2,339	1,019	1,167	5,408	1,600
Restructuring (credits) charges	(1,146)	—	1,590	20,064	5,253
Asset impairment charges	—	—	—	—	11,922
(Gain) loss on sale of assets	—	(33,428)	—	(35,310)	99,767
Pension charges related to fab sale	—	—	—	—	907
Non-GAAP operating income	$68,692	$124,222	$112,195	$440,295	$287,493

GAAP (provision for) benefit from income taxes	$(14,381)	$(23,203)	$133,130	$(66,200)	$306,723
Adjustments for cash tax and other tax settlements	(14,916)	(23,203)	122,283	(64,682)	319,686
Non-GAAP (provision for) benefit from income taxes	$535	$—	$10,847	$(1,518)	$(12,963)

GAAP net income	$32,861	$116,706	$223,091	$314,990	$423,075
Stock-based compensation expense	18,521	16,458	15,639	68,125	60,510
Acquisition-related charges	2,339	1,019	1,167	5,408	1,600
Restructuring (credits) charges	(1,146)	—	1,590	20,064	5,253
Asset impairment charges	—	—	—	—	11,922
(Gain) loss on sale of assets	—	(33,428)	—	(35,310)	99,767
Pension charges related to fab sale	—	—	—	—	907
Tax adjustments	14,916	23,203	(122,283)	64,682	(319,686)
Non-GAAP net income	$67,491	$123,958	$119,204	$437,959	$283,348

GAAP net income per share - diluted	$0.07	$0.25	$0.47	$0.68	$0.90
Stock based compensation expense	0.04	0.03	0.03	0.14	0.13
Acquisition-related charges	—	—	—	—	—
Restructuring (credits) charges	—	—	—	0.04	—
Asset impairment charges	—	—	—	—	0.02
(Gain) loss on sale of assets	—	(0.07)	—	(0.07)	0.21
Pension charges related to fab sale	—	—	—	—	—
Tax adjustments	0.03	0.05	(0.25)	0.13	(0.67)
Non-GAAP net income per share - diluted	$0.14	$0.26	$0.25	$0.92	$0.59

GAAP diluted shares	456,514	466,862	471,369	462,673	469,580
Adjusted dilutive stock awards - non-GAAP	14,524	9,586	9,240	11,046	9,229
Non-GAAP diluted shares	471,038	476,448	480,609	473,719	478,809

Notes to Non-GAAP Financial Measures

To supplement its consolidated financial results presented in accordance with GAAP, Atmel uses non-GAAP financial measures, including non-GAAP net income and non-GAAP net income per diluted share, which are adjusted from the most directly comparable GAAP financial measures to exclude certain items, as shown above and described below. Management believes that these non-GAAP financial measures reflect an additional and useful way of viewing aspects of Atmel’s operations that, when viewed in conjunction with Atmel’s GAAP results, provide a more comprehensive understanding of the various factors and trends affecting Atmel’s business and operations.

Atmel uses each of these non-GAAP financial measures for internal purposes and believes that these non-GAAP measures provide meaningful supplemental information regarding operational and financial performance. Management uses these non-GAAP measures for strategic and business decision making, internal budgeting, forecasting and resource allocation processes. Atmel may, in the future, determine to present non-GAAP financial measures other than those presented in this release, which it believes may be useful to investors. Any such determinations will be made with the intention of providing the most useful information to investors and will reflect information used by the company’s management in assessing its business, which may change from time to time.

Atmel believes that providing these non-GAAP financial measures, in addition to the GAAP financial results, is useful to investors because the non-GAAP financial measures allow investors to see Atmel’s results “through the eyes” of management as these non-GAAP financial measures reflect Atmel’s internal measurement processes. Management believes that these non-GAAP financial measures enable investors to better assess changes in each key element of Atmel’s operating results across different reporting periods on a consistent basis. Thus, management believes that each of these non-GAAP financial measures provides investors with another method for assessing Atmel’s operating results in a manner that is focused on the performance of its ongoing operations. In addition, these non-GAAP financial measures may facilitate comparisons to Atmel’s historical operating results and to competitors’ operating results.

There are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. In addition, non-GAAP financial measures may be limited in value because they exclude certain items that may have a material impact upon Atmel’s reported financial results. Management compensates for these limitations by providing investors with reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for or superior to the most directly comparable GAAP financial measures. The non-GAAP financial measures supplement, and should be viewed in conjunction with, GAAP financial measures. Investors should review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in above.

As presented in the “Reconciliation of GAAP Net Income to Non-GAAP Net Income” tables above, each of the non-GAAP financial measures excludes one or more of the following items:

•                  Stock-based compensation expense.

Stock-based compensation expense relates primarily to equity awards such as stock options and restricted stock units.  This includes stock-based compensation expense related to performance-based restricted stock units for which Atmel recognizes stock-based compensation expense to the extent management believes it probable that Atmel will achieve the performance criteria which occurs before these awards actually vest. If the performance goals are unlikely to be met, no compensation expense is recognized and any previously recognized compensation expense is reversed.  Stock-based compensation is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond Atmel’s control. As a result, management excludes this item from Atmel’s internal operating forecasts and models. Management believes that non-GAAP measures adjusted for stock-based compensation provide investors with a basis to measure Atmel’s core performance against the performance of other companies without the variability created by stock-based compensation as a result of the variety of equity awards used by other companies and the varying methodologies and assumptions used.

•                  Acquisition-related charges.

Acquisition-related charges include: (1) amortization of intangibles, which include acquired intangibles such as customer relationships, backlog, core developed technology, trade names and non-compete agreements and (2) contingent compensation expense, which include compensation resulting from the employment retention of certain key employees established in accordance with the terms of the acquisitions. In most cases, these acquisition-related charges are not factored into management’s evaluation of potential acquisitions or Atmel’s performance after completion of acquisitions, because they are not related to Atmel’s core operating performance. In addition, the frequency and amount of such charges can vary significantly based on the size and timing of acquisitions and the maturities of the businesses being acquired. Excluding acquisition-related charges from non-GAAP measures provides investors with a basis to compare Atmel against the performance of other companies without the variability caused by purchase accounting.

•                  Restructuring charges.

Restructuring charges primarily relate to expenses necessary to make infrastructure-related changes to Atmel’s operating costs.  Restructuring charges are excluded from non-GAAP financial measures because they are not considered core operating activities. Although Atmel has engaged in various restructuring activities in recent years, each has been a discrete event based on a unique set of business objectives. Atmel believes that it is appropriate to exclude restructuring charges from Atmel’s non-GAAP financial measures, as it enhances the ability of investors to compare Atmel’s period-over-period operating results from continuing operations.

•                  Asset impairment charges.

Atmel records an impairment charge, when certain criteria are met, for the difference between the fair value and the carrying value of the assets.   Management believes that is it is appropriate to exclude these non-cash charges from Atmel’s non-GAAP financial measures, as it enhances the ability of investors to compare Atmel’s period-over-period operating results from continuing operations.

•                  (Gain) loss on sale of assets.

Atmel recognizes (gains) loss resulting from the sale of certain non-strategic assets that no longer align with Atmel’s long-term operating plan. Atmel excludes these items from its non-GAAP financial measures primarily because these gains are individually discrete events and generally not reflective of the ongoing operating performance of Atmel’s business and can distort the period-over-period comparison.

•                  Pension charge related to fab sale

Pension charge related to the release of related accumulated other comprehensive loss as a result of Atmel’s sale of its manufacturing operations in Rousset, France and the transfer of employees to the fab buyer. Management believes that it is appropriate to exclude this adjustment from Atmel’s non-GAAP financial measures, as it enhances the ability of investors to compare Atmel’s period-over-period operating results from continuing operations.

•                  Non-GAAP tax adjustment.

In conjunction with the implementation of Atmel’s global structure changes which took effect January 1, 2011, the company changed its methodology for reporting non-GAAP taxes. Beginning in the first quarter of 2011, Atmel’s non-GAAP tax amounts approximate operating cash tax expense, similar to the liability reported on the Atmel’s tax returns, including certain foreign refundable credits.  This approach is designed to enhance the ability of investors to understand the company’s tax expense on its current operations, provide improved modeling accuracy, and substantially reduce fluctuations caused by GAAP adjustments which may not reflect actual cash tax expense.

Atmel forecasts its annual cash tax liability and allocates the tax to each quarter in proportion to earnings for that period.

Non-GAAP tax amounts for periods prior to January 1, 2011 have not been adjusted to reflect this new methodology.